AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

October 16, 2006

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  MILESTONE SCIENTIFIC, INC.

Common Stock, $0.001 Par Value

Redeemable Common Stock Purchase Warrants

Commission File Number – 001-14053

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; or (ii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Section 1003(a)(iii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years; and

2.

The Common Stock of Milestone Scientific, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Fiscal years ended

 December 31,

Net (Loss)

2005

($2,754,000)

2004

($2,997,000)

2003

($2,413,000)

2002

($2,440,000)

2001

($3,992,000)

Six months ended

June 30, 2006

($1,640,000)

(b)

At June 30, 2006, the Company reported shareholders’ equity of $4,812,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated June 15, 2006, the Company was advised of its status in relation to the standards of the Exchange.  Specifically, the Company was not in compliance with Section with Section 1003(a)(iii) of the Company Guide.  Pursuant to Section 1009(h) of the Company Guide, Staff determined that this instance on noncompliance was related to a prior instance of noncompliance in that both were related to the Company’s operating results.  Therefore, the Company was further advised of the Exchange Staff’s (the “Staff”) determination to not offer the Company an opportunity to present a plan in support of continued listing and instead to proceed with immediate delisting procedures.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than June 22, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).

(b)

By correspondence dated June 19, 2006, the Company appealed the determination and requested an oral hearing to review the Staff’s determination.

(c)

On August 16, 2006, a hearing at which the Company was present was conducted before the Panel.  By letter dated August 17, 2006, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen calendar days.

(d)

The Company did not appeal the Panel’s decision to the Committee on Securities.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Leonard Osser, Chief Executive Officer of Milestone Scientific, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC